Exhibit 5.1

May 22, 2014

Intuit Inc.

2700 Coast Avenue,

Mountain View, CA 94043

Dear Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Intuit Inc., a Delaware corporation (“Intuit” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about May 22, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 39,842 shares of Intuit’s Common Stock, $0.01 par value (the “Shares”) subject to issuance by Intuit upon the settlement of Restricted Stock Units (the “RSUs”) granted under the Lettuce Inc. 2014 Equity Incentive Plan (the “Lettuce 2014 Plan”) and assumed by Intuit in accordance with the terms of an Agreement and Plan of Merger, dated as of May 6, 2014 (the “Merger Agreement”), by and among Intuit, Leopard Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Intuit, and Lettuce Inc., a Delaware corporation (“Lettuce”). At your request we are providing this letter to express our opinion on certain matters regarding Intuit and the Shares as stated in the numbered paragraphs immediately following the paragraph captioned “Opinions” below (the “Opinions”).

In rendering the Opinions, we have examined such matters of law and fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on January 19, 2000 and certified by the Delaware Secretary of State on March 9, 2007, as filed with the Commission as an exhibit to the Quarterly Report on Form 10-Q filed by the Company with the Commission on June 14, 2000 (the “Restated Certificate”);

(2)	the Company’s Bylaws as amended on April 28, 2010, as filed with the Commission as an exhibit to the Current Report on Form 8-K filed by the Company with the Commission on April 30, 2010 (the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)

a certificate, dated May 22, 2014 and executed on behalf of the Company by its General Counsel and Secretary, certifying (a) that the Restated Certificate and Bylaws are in full force and effect, (b) resolutions adopted by the Company’s

Intuit Inc.

May 22, 2014

Board of Directors assuming the RSUs, and (c) certain matters regarding the Company’s authorized and outstanding shares of capital stock and outstanding securities and reserved Shares (the “Company Certificate”);

(6)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State with respect to the Merger Agreement on May 16, 2014;

(7)	the Lettuce 2014 Plan and the form of the RSU agreement used thereunder furnished to us by the Company (such forms of RSU agreements, the “Plan Agreements”); and

(8)	a Certificate of Good Standing issued by the office of the Delaware Secretary of State on May 22, 2014, stating that the Company is duly incorporated as a Delaware corporation and is in good standing (the “Good Standing Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of any documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made to us by representatives of the Company and have assumed the current accuracy and completeness of the information obtained from such documents and representations, including but not limited to those set forth in the Company Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company with the State of Delaware, we have relied solely upon the Good Standing Certificate and representations made to us by the Company. With respect to our opinion expressed in paragraph (2) below, we have assumed that there will be no subsequent amendment to the Restated Certificate (other than to authorize sufficient additional shares of Common Stock from time to time) that would adversely affect our Opinions and that, at any time when any Shares are issued and sold, the Company will have a sufficient number of authorized but unissued shares of its Common Stock, to be able to issue such Shares.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing federal laws of the United States of America, the existing laws of the State of California and the existing Delaware General Corporation Law.

Intuit Inc.

May 22, 2014

In rendering the opinions below, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in transactions of the type provided for in the Registration Statement.

Opinions. Based upon the foregoing, it is our opinion that:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 39,842 Shares that may be issued and sold by the Company upon the settlement of the RSUs, when issued, sold and delivered in accordance with the Lettuce 2014 Plan, the applicable Plan Agreements entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Yours truly, FENWICK & WEST LLP

By:	/s/ Andrew Luh
Andrew Luh, a Partner

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